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                                                                   Exhibit 10.19


                NATIONAL RADIO SALES REPRESENTATION AGREEMENT

THIS AGREEMENT made and entered into in New York, this 1st day of October, 1998, between McGavren Guild Radio, Inc., ("REPRESENTATIVE") and Citadel Broadcasting Company ("GROUP").

                             W I T N E S S E T H:

        WHEREAS, GROUP owns and operates radio stations and wishes to retain Representative as its exclusive representative for the sale of national radio broadcast advertising time for such stations; and

        WHEREAS, Representative wishes to act as such exclusive
Representative;

        Now, the parties agree as follows:

        1. TERM. Subject to the terms and conditions of this Agreement (the "Term") shall begin on the date of this Agreement and shall continue for an initial period of 10 years. After the initial period, the Term shall continue except that either party may terminate this agreement with written notice to the other. Such termination shall take effect 12 months after receipt of such written notice.

        2. EXCLUSIVE REPRESENTATION.

                 (a) APPOINTMENT. Group appoints Representative, and Representative agrees to serve as the exclusive national representative for the sale of radio broadcast advertising time ("Time") for: each of the radio stations listed on schedule A which are all of the radio stations currently owned or operated by Group or any of its subsidiaries or affiliates.

                 (b) STATION AGREEMENTS. As promptly as possible after the execution of this Agreement, each of the Stations shall execute and deliver to Representative a National Radio Sales Representation Agreement substantially in the form attached as Schedule B (a "Station Contract"). Group shall be jointly and severally liable with each Station for such Station's obligations under its Station Contract. If at any time an entity becomes a Station pursuant to Section 2(f), it promptly shall execute and deliver to Representative a Station Contract.

                 (c) LOCAL AREAS. As exclusive national representative for each Station, Representative shall sell Time for such station to parties located anywhere outside of the local area specified for such Station in Schedule A or in its Station Contract (a "Local Area"). A party with locations both within and outside of the Local Area shall, nevertheless, be considered to be outside of the Local Area if the point of origin of its orders for the Time is outside of the Local Area or if the invoices are to be sent to an office outside of the Local Area. From time to time, Representative and Station, by mutual consent, will agree to allow Station to deal directly with advertiser and agency in the protected area.

                 (d) EXCLUSIVITY. Neither Group nor any of the Stations shall retain or employ any third party to represent any Station in the sale of Time to parties located outside of the Local Area for such Station. Group and/or each Station shall promptly advise trade publications, national advertisers and advertising agencies that Representative is the exclusive national representative for such Station. It is also agreed that representative may also so inform such parties and, generally, may refer to its exclusive national representation of Group and each Station in its advertising and promotional materials and activities. Each station shall make references to Representative in its listing in Standard Rate and Data Service (if customary), on its rate cards and in all other advertising or promotional material for Station when appropriate.


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                 (e) NON-CIRCUMVENTION. If any advertiser, individual, buying service or agency outside of the Local Area of any Station contacts such Station or Group, directly or indirectly through a third party, for the purpose of buying Time on such Station directly or through a third party, Group or such Station shall promptly inform Representative of such fact and shall notify the advertiser buying service or agency that the advertising schedule be placed through Representative at the same rates and on the same terms and conditions as are normally available directly from such Station. Nevertheless, if any order for national Time is actually placed other than through the Representative the Station involved shall pay Representative commissions on such order in accordance with Section 4.

                 (f) RIGHT OF FIRST REFUSAL. If, during the term, Group acquires a controlling interest in any other radio station, Group shall promptly notify Representative of such fact and Representative shall have a right of first refusal to enter into an exclusive representation agreement therewith on terms and conditions comparable to those set forth in this Agreement.

        3. COOPERATION. Group and Representative agree to cooperate with each other to the extent necessary in order to permit each other to perform duties under this Agreement and, in this regard, to supply the other from time to time with all current information relating to each other's activities.

        4. COMMISSIONS.

                 (a) GENERAL. Each Station shall pay commissions to Representative in accordance with this Section 4 on all Time orders obtained by Station during the Term from parties located outside of the Local Area for such Station ("National Orders"), whether or not obtained by or through Representative. A Station's obligation to pay commissions shall be in effect for the full duration of any National Order, even if such duration extends beyond the Term.

                 (b) COMMISSION RATES. The commissions payable to Representative shall be at a rate of 10% of each station's net billings (that is, the Station's gross billings less customary advertising agency commissions) on all National Orders.

                 (c) MONTHLY STATEMENTS. Each Station shall furnish Representative, on or before the 15th day of each month during the term (and thereafter to the extent that commissions are payable pursuant to the second sentence of Section 4(a)), with a statement in reasonable detail of its gross and net billings on all National Orders (by national advertiser) which resulted in actual broadcasts by such Station during the immediately preceding month.

                 (d) PAYMENTS. During the Term (and thereafter to the extent that commissions are payable pursuant to the second sentence of Section 4(a)), each Station shall, within twenty (20) days of the end of each calendar month, pay to the Representative all commissions owed by it to Representative for that month. Group shall be jointly and severally liable with each Station for the commissions payable to Representative by such Station.

                 (e) NO LIABILITY; PAYMENT FORWARDING; OFFSET. It is understood that the Representative shall be acting strictly as an agent, and not as a principal or guarantor, under this Agreement. Accordingly, Representative shall have no liability to Group or any Station for any payments or other obligation due any advertiser, advertising agency, media buyer or other party, including, without limitation, any with respect to any unwired network orders. If Representative receives from any party payment for any Station's broadcasts, Representative shall forward payment to the Station after deduction of Representative's commissions thereon; provided, however, that if


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any amounts payable to Representative pursuant to this Section 4 are then past due, Representative shall have the right to withhold payment to Station of any such payment received, including any unwired network monies, to the extent of the amounts then owed Representative, and to apply such amounts to the payment of the commissions owed Representative.

        5. PRIOR REPRESENTATIVES. Group shall indemnify, defend and hold harmless Representative and its officers, directors, employees, agents and shareholders from and against any loss, liability, cost or expense, including, without limitation, reasonable attorneys' fees and disbursements, which any of them may suffer or incur in connection with any claim, action, suit or proceeding brought by any prior representative or other third party which provided any services to Group or any Station comparable to those to be performed by Representative hereunder (a "prior representative") arising from the (i) termination or breach of any contract or understanding between group any Station and any such prior representative or (ii) the execution or performance of this Agreement.

        6. CERTAIN REMEDIES OF REPRESENTATIVE.

                 (a) TRANSFER OF A STATION. If Group or any Station sells all or substantially all of the assets or business of any Station or, through the sale of securities, merger or any other transaction, transfers the ownership or control of any Station to any party (a "transferee") other than Group or one of its controlled subsidiaries:

                         (i) The transferee shall execute and deliver to
                Representative a written instrument satisfactory to Representative by which the transferee shall assume all of the obligations of Group and such Station under this Agreement with respect to the such Station or

                         (ii) Group and/or such Station shall pay to
                Representative an amount equal to (A) the average monthly commissions earned by Representative hereunder during the 12 complete broadcast calendar months preceding such transfer (or if Representative has not yet represented such Station for a full 12 broadcast calendar months, applicable prior national gross billing shall be used to derive average monthly commissions) multiplied by (B) the number of broadcast calendar months then remaining in the Term, plus two months. On receipt by Representative of such payment, this Agreement shall terminate and be of no further force or effect with respect to such Station.

                 (b) LIQUIDATED DAMAGES FOR BREACH. The parties agree that the Representative's agreement to provide the representation services contemplated by this Agreement shall involve a commitment of its resources that will not be economically feasible should Group or any of the Stations fail to perform their obligations under this Agreement. The parties also agree that any such failure by Group or any Station would cause damages to Representative that would be difficult to determine accurately. Therefore, with the intention of providing a fair and reasonable formula to calculate such damages in an amount which would not be disproportionate to the presumed loss, it is agreed that, if Group or any Station breaches this Agreement, Group and such Station shall pay to Representative as liquidated damages, and not as a penalty, an amount equal to
(A) the average monthly commissions paid by such Station to Representative hereunder during the 12 complete broadcast calendar months preceding such breach (or if Representative has not yet represented such Station for a full 12 broadcast calendar month, applicable prior national gross billing shall be used to derive average monthly commissions), multiplied by (B) the number of calendar months then remaining in the Term and any applicable notice period, plus two months. On receipt by Representative of such payment, this Agreement shall terminate and be of no further force or effect.



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                 (c) PAYMENT OF ACCRUED COMMISSIONS AND COSTS. The termination of this Agreement for any reason shall not affect the obligation of Group and the Stations or Representative to pay all commissions or monies owed or accrued through the date of termination in accordance with the payment terms set forth in this Agreement. If any party is required to take any steps, including, without limitation, the institution of any action, suit or proceeding, to collect any amounts owed to it under this Agreement the prevailing party shall be entitled to costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, incurred in connection with such steps.

        7. ARBITRATION.

                 (a) GENERAL. Any controversy or claim between Group and Representative arising out of or relating to this Agreement shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Nevada. The parties further agree that
(i) the arbitrators shall be empowered to include arbitration costs and attorney fees in the award to the prevailing party in such proceedings and (ii) the award in such proceedings shall be final and binding on the parties. The arbitrators shall apply the law of the State of Nevada, exclusive of conflict of laws principles, to any dispute. Judgment on the arbitrators' award may be entered in any court having the requisite jurisdiction. Nothing in this Agreement shall require the arbitration of disputes between the parties that arise from actions, suits or proceedings instituted by third parties.

                 (b) CONSENT TO JURISDICTION; SERVICE OF PROCESS. Each party irrevocably submits to the jurisdiction and venue of the arbitration described in section 9(a) and to the jurisdiction and venue of federal and state courts sitting in Nevada, for the enforcement of any judgment on the arbitrators' award and waives any objection it may have with respect to the jurisdiction of such arbitration or courts or the inconvenience of such forums or venues. Representative appoints Messrs. Christy & Viener, 620 Fifth Avenue, New York, New York 10020, U.S.A., Attention: Laurence S. Markowitz, Esq. and Group appoints CT Corporation, ____________________________, Attention:
____________________ as their respective attorneys-in-fact and authorized agents solely to receive on their behalf, service of any demands for, or any notice with respect to, arbitration hereunder or any service of process. Service on either of such attorneys-in-fact may be made by registered or certified mail or by personal delivery, in any case return receipt requested, and shall be effective as service on Representative and Group, as the case may be. Nothing herein shall be deemed to affect any right to serve any such demand, notice or process in any other manner permitted under applicable law.

        8. MISCELLANEOUS.

                 (a) ENTIRE AGREEMENT; AMENDMENTS; NO WAIVERS. This Agreement, together with Schedules A and B and each Station Contract, sets forth the entire understanding of the parties with respect to its subject matter and merges and supersedes all prior and contemporaneous understandings of the parties with respect to its subject matter. No provision of this Agreement may be waived or modified, in whole or in part, except by a writing signed by each of the parties. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such or any other provision. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.

                 (b) COMMUNICATIONS. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five days after being deposited in any United States Post Office enclosed in a postage paid registered or certified mail envelope addressed to, or (c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address or facsimile number



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for such party set forth below, or to such other address or facsimile as may be furnished by such party by notice in the manner provided herein; provided, however that any notice of change of address or facsimile number shall be effective only upon receipt.

         If to Representative:

                        McGavren Guild Radio, Inc.
                        100 Park Avenue
                        New York, New York 10017
                        Attention:  Peter Doyle
                        Telecopier Number: 212-916-0551

         If to Group:

                        Citadel Broadcasting Company
                        7201 West Lake Mead Blvd., Ste. 400
                        Las Vegas, NV  89128
                        Attention: Donna L. Heffner, CFO
                        Telecopier Number: 702-804-5936

                 (c) SUCCESSORS AND ASSIGNS. This Agreement shall be binding on, enforceable against and inure to the benefit of, the parties and their respective permissible successors and assigns, and nothing herein is intended to confer any right, remedy or benefit or any other person. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, except that no such consent shall be necessary with respect to any assignment by Representative to Interep National Radio Sales, Inc. or to any subsidiary, division or affiliate. Representative will promptly notify Station of any such assignment.

                 (d) GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Nevada. Applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

                 (e) SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall be attested thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

                 (f) NON-AGENCY. For all purposes of this Agreement, each party shall be an independent contractor, and not an agent, partner or joint venturer of the other.

                 (g) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 (h) CONSTRUCTION. Readings used in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References to Sections and Schedules are to sections and schedules of this Agreement. As used herein, the singular includes the plural and the masculine, feminine and neuter gender each includes the others where the context so indicates.

                 (i) All Stations acquired by Citadel Broadcasting Company during this 10 year term will be subject to the same terms and conditions of this master contract. These additional stations will be added to addendum A.

                 (j) The terms and conditions of this master contract apply to any and all Citadel Communications Corporations owned and operated stations.



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                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                 Citadel Broadcasting Company
                                 By:
                                 -----------------------------------------
                                 Its: CFO



                                 McGavren Guild Radio, Inc.
                                 By:
                                 -----------------------------------------
                                 Its: President



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                                                                    SCHEDULE A

GROUP STATIONS

STATION                             MARKET
-------                             ------
                                 ALBUQUERQUE, NM
KKOB-AM
KMGA-FM
KNML-AM
KRST-FM
KHTL-AM
KKOB-FM
KTBL-FM
KHFM-FM
                                 ALLENTOWN-BETHLEHEM, PA
WLEV-FM
WCTO-FM
                                 BILLINGS, MT
KBBB-FM
KKBR-FM
KBUL-AM
KMHK-FM
KCTR-FM
                                 BOISE, ID
KQFC-FM
KKGL-FM
KIZN-FM
KZMG-FM
KBOI-AM
                                 COLORADO SPRINGS, CO
KKFM-FM
KKLI-FM
KKMG-FM
                                 EUGENE-SPRINGFIELD, OR
KUGN-AM
KEHK-FM
KKTT-FM
                                 HARRISBURG, PA
WRKZ-FM
                                 JOHNSTOWN, PA
WQKK-FM
WGLU-FM
                                 LITTLE ROCK, AR
KOKY-FM
KARN-FM
KVLO-FM
KARN-AM
KLAL-FM
KLIH-AM
KURB-FM
KRNN-AM
KKRN-FM
KIPR-FM
                                 MEDFORD-ASHLAND, OR
KCMX-AM

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KCMX-FM
KTMT-FM
KTMT-AM
KAKT-FM
KBOY-FM
                                 MODESTO, CA
KATM-FM
KHKK-FM
KANM-AM
KDJK-FM
KHOP-FM
                                 PROVIDENCE-WARWICK-PAWTUCKET, RI WXEX-FM
WWLI-FM
WSKO-AM
WHKK-FM
WPRO-AM
WPRO-FM
                                 RENO-NV
KKOH-AM
KNHK-FM
KNEV-FM
KBUL-FM
                                 SALT LAKE CITY-OGDEN-PROVO, UT KUBL-FM
KFNZ-AM
KENZ-FM
KBEE-FM
KCNR-AM
KBER-FM
                                 SPOKANE, WA
KAEP-FM
KGA-AM
KDRK-FM
KJRB-AM
                                 STATE COLLEGE, PA
WRSC-AM
WQWK-FM
WBLF-AM
WIKN-FM
                                 TRI-CITIES (RICHLAND-KENNEWICK-PASCO), WA
KORD-FM
KFLD-AM
KXRX-FM
KTHK-FM
KEYW-FM
                                 WILKES BARRE-SCRANTON, PA WARM-AM
WAZL-AM
WCDL-AM
WCTD-FM
WZMT-FM
WMGS-FM
WCTP-FM
WEMR-AM
WEMR-FM
                                 YORK, PA
WQXA-FM
WQXA-AM



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